Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 4 to the Registration Statement on Form S-1 (No. 333-193224) of PowerShares DB US Dollar Index Trust of our report dated February 26, 2016 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in PowerShares DB US Dollar Index Bearish Fund’s Annual Report on Form 10-K for the year ended December 31, 2015 as filed with the Securities and Exchange Commission on February 29, 2016. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

March 2, 2016